Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-201841

Prospectus Supplement No. 6

to Prospectus dated February 26, 2015

2,500,000 Shares

Common Stock

This Prospectus Supplement No. 6 supplements and amends our prospectus dated February 26, 2015 (the “Prospectus”), relating to the sale, from time to time, of up to 2,500,000 shares of our common stock by Aspire Capital Fund, LLC.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2015. This prospectus supplement should be read in conjunction with the Prospectus and any amendments or supplements thereto, which are to be delivered with this prospectus supplement, and is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any amendments or supplements thereto.

Our common stock trades on the NASDAQ Capital Market under the ticker symbol “REPH.” On May 27, 2015, the last reported sale price per share of our common stock was $7.55 per share.

Investing in our common stock involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is May 28, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 28, 2015, Recro Pharma, Inc. (the “Company”) issued a press release announcing that Gerri Henwood, President and Chief Executive Officer of the Company, will present at the Jefferies 2015 Global Healthcare Conference on Thursday, June 4, 2015. The presentation will be webcast and an archived copy will be available in the Presentations section of the Company’s website at http://recropharma.com. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed herewith:

99.1	Press release, dated May 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

Date: May 28, 2015

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press release, dated May 28, 2015

Exhibit 99.1

Recro Pharma to Present at the Jefferies 2015 Global Healthcare Conference

MALVERN, PA, May 28, 2015 – Recro Pharma, Inc. (Nasdaq: REPH), a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of acute post operative pain, today announced that Gerri Henwood, the Company’s President and Chief Executive Officer, will present at the Jefferies 2015 Global Healthcare Conference on Thursday, June 4, 2015, at 9:30 am EDT. The conference is being held at the Grand Hyatt in New York City.

Live and archived webcasts of the presentation will be available on the Presentations page of the Company’s website at http://recropharma.com.

About Recro Pharma, Inc.

Recro Pharma is a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of acute post operative pain. Recro Pharma is currently developing IV/IM meloxicam, a proprietary, Phase III-ready, long-acting preferential COX-2 inhibitor, and Dex-IN, a proprietary intranasal formulation of dexmedetomidine currently being tested in Phase II, for the treatment of acute post operative pain. As Recro Pharma’s product candidates are not in the opioid class of drugs, the Company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress, while maintaining analgesic effect.

Recro Pharma also owns and operates an 87,000 square foot, DEA-licensed facility that manufactures five commercial products and receives royalties associated with the sales of these products.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro Pharma’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual results to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the results and timing of the clinical trials of IV/IM meloxicam and Dex-IN and any future clinical and preclinical studies; the ability to obtain and maintain regulatory approval of product candidates, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the Company’s ability to raise future financing for continued development; the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; the successful commercialization of the Company’s product candidates; the successful implementation of the Company’s strategy; the Company’s ability to integrate the recent acquisition of assets from Alkermes; and the Company’s ability to meet required debt payments and operate under increased leverage and associated lending covenants in connection with the recent acquisition. In addition, the forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov. Recro Pharma assumes no obligation to update any such forward looking statements.

CONTACT:

Recro Pharma, Inc.

Charles T. Garner

Chief Financial Officer

(484) 395-2425

Media and Investors:

Argot Partners

Susan Kim

(212) 600-1902

susan@argotpartners.com